EXHIBIT 10.2
                          WORLD WASTE OF AMERICA, INC.
                             EMPLOYMENT CONTRACT FOR
                                THOMAS L. COLLINS

         This employment Agreement is effective as of this 20th day of January, 2003, by and between World Waste of America, Inc. (hereinafter "Employer") located at 5567 Calumet Avenue, La Jolla, California 92037 and Thomas L. Collins (hereinafter "Executive") residing at 13205 Vinter Way, Poway, California 92064.

A. Employer desires assurance of the continued association and services of Executive in order to retain his experience, abilities, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.
B. Executive desires to continue in the employ of Employer and is willing to do so on the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, it is agreed as follows:

1. Term of Employment. Subject to earlier termination as provided in this Agreement, Executive shall be employed for a term beginning on January 20, 2003 through January 19, 2008. It is intended that upon termination of this Agreement Executive will continue in the employ of Employer on an at-will basis.

2. Place of Employment. Unless the parties agree otherwise, during the employment term Executive shall perform the services he is required to perform under this Agreement at Employer's offices, which are currently located at 5567 Calumet Avenue, La Jolla, California 92037, provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business.

3. Executive's Duties and Authority. Executive shall be World Waste of America's Executive Vice President, with full power and authority to manage and conduct all the day to day business of Employer, subject to the directions and policies of Employer's board of directors as they may be, from time to time, stated either orally or in writing. Executive shall not however, take any of the following actions on behalf of Employer without the approval of the board of directors:

            3.1. Borrowing or obtaining credit in any amount or executing any guaranty;
            3.2. Expending funds for major capital equipment;
            3.3 Selling or transferring capital assets exceeding Fifty Thousand Dollars ($50,000.00) in market value;
            3.4. Executing any contract or making any commitment for the purchase or sale of Employer's products or facilities in an amount exceeding Five Hundred Thousand Dollars ($500,000.00);
            3.5. Executing any lease of real or personal property providing for an annual rent in excess of One Hundred Thousand Dollars ($100,000.00);
            3.6. Exercising any discretionary authority or control over the management of any employee welfare or pension benefit plan or over the disposition of the assets of any such plan;
            3.7. Hiring or firing any employee with annual compensation exceeding, One Hundred Thousand Dollars ($100,000.00).

                                EXHIBIT 10.2 - 1
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4. Reasonable Time and Effort Required. During his employment, Executive shall devote such time, interest, and effort to the performance of services as delineated in this Agreement as may be fairly and reasonably necessary.

5. Annual Salary.  Annual Salary shall be as follows:
            Jan. 20, 2003-Jan.19, 2004 :      $112,000.00 (One Hundred Twelve
                                              Thousand Dollars)
            Jan. 20, 2004-Jan. 19, 2005:      $174,000.00 (One Hundred Seventy
                                              Four Thousand Dollars)
            Jan. 20, 2005-Jan. 19, 2006:      $224,000.00 (Two Hundred Twenty
                                              Four Thousand Dollars)
            Jan. 20, 2006-Jan. 19, 2007       salary subject to board approval
            Jan. 20, 2007-Jan. 19, 2008       salary subject to board approval

Annual salary shall be payable in bi-weekly installments, subject to all applicable withholdings and deductions.

6. Salary Adjustments. In addition to the Annual Salary as set forth above, Executive may also be entitled to an additional salary increase based upon Executive's performance in his position, the amount of time which the position requires, and any other such considerations as the Board of Directors may deem appropriate. Employer's board of directors shall review Executive's Annual Salary in year four and annually thereafter. Following such review, the board may in its discretion increase (but shall not be required to increase) Executive's salary or any other benefits, but may not decrease Executives' Base or Adjusted Salary during the Term of this Agreement without the written consent of all Parties.


7. Stock Award. Upon execution of this Agreement, Employer will authorize the sale of fifty (50) shares of common stock of World Waste of America, Inc. (representing a five percent (5%) interest in Employer) to Executive at the nominal price of $0.10 per share. The Shares, when issued, will be fully vested and will be voting shares. Executive's vested percentage of the outstanding stock of Employer shall be non-dilutable unless Executive agrees to dilute his interest in Employer, in a writing, signed by Executive and a majority of shareholders of Employer

8. Indemnification. Employer shall, to the maximum extent permitted by law, and its bylaws, indemnify and hold Executive harmless for any acts or decisions made in good faith while performing services for Employer. To the same extent, Employer will pay, and subject to any legal limitations, advance all expenses, including reasonable attorney fees and cost of court-approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of his service as an officer or agent of Employer.

9. Termination.

9.1 TERMINATION FOR CAUSE. Employers Board of Directors may terminate this Agreement at any time without notice if Executive commits any material act of dishonesty or moral turpitude, is guilty of disloyalty or fraud, or gross misconduct under this Agreement or with respect to any subsidiary or affiliate



                                EXHIBIT 10.2 - 2
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of Employer. In the event of Executive's termination for cause, Executive shall not be entitled to any sums beyond those accrued for his employment up to the time of termination.

9.2. TERMINATION ON RESIGNATION. Executive may terminate this Agreement by giving Employer three (3) months prior notice of resignation, and Executive covenants to remain in his position until a replacement executive is found at the discretion of the Board of Directors.

9.3. TERMINATION BECAUSE OF DISABILITY. If, at the end of any calendar month during the term of this Agreement, Executive is and has been for the three (3) consecutive full calendar months then ending, or for thirty percent (30%) or more of the normal working days during the twelve (12) consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform duties under this Agreement in his normal and regular manner, this Agreement may then be terminated by Employer's Board of Directors.

9.4. TERMINATION ON DEATH. If Executive dies during the initial term or during any renewal term of this Agreement, the salary provisions of this Agreement shall be terminated twelve (12) months thereafter, notwithstanding the provisions of Sections 9, 10, 11 and 12 of this Agreement which shall survive Executives death.

9.5. RIGHTS AND OBLIGATIONS AFTER NOTICE OF TERMINATION. If Executive gives notice of termination of this Agreement under Section 11, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Employer's Board of Directors may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective.

10. Resolution of Disputes.

10.1. ARBITRATION. Any dispute, controversy or claim arising out of, involving, affecting or related in any way to this Agreement or a breach of this Agreement, or in any way arising out of, involving, affecting or related to Executive's employment or the conditions of employment or the termination of employment, or in any way arising out of, involving or affecting or related to any assignment or termination of any assignment with any Client of Employer, including but not limited to disputes, controversies or claims arising out of or related to the actions of Employer's other employees, Employer's Clients and/or Client's employees, under Federal, State and/or local laws, shall be resolved by final and binding arbitration, in accordance with the applicable rules of JAMS in the state where Executive is or was last employed by Employer. The arbitrator shall be entitled to award reasonable attorneys fees and costs to the prevailing party. The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award. Judgment upon the arbitrator's award may be filed in and enforced by any court having competent jurisdiction. This Agreement to Arbitrate disputes does not prevent Executive from filing a charge or claim with any governmental administrative agency as permitted by applicable law. Notwithstanding the above, in the event that Executive commits a material breach of this Agreement, or commits an intentional tort against Employer, it's agents, employees, officers or directors, Employer may, without notice, elect to forgo arbitration and may seek all equitable or contractual remedies available to it, including prosecution for collection of all attorneys fees and costs occasioned by the breach or tort.

                                EXHIBIT 10.2 - 3
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10.2. SPECIFIC ENFORCEMENT. In addition to any monetary award, the arbitrator may order a party to perform any act required by this Agreement or to refrain from performing any act contrary to this Agreement. This Agreement to arbitrate shall be specifically enforceable by any court of competent jurisdiction.

10.3. VENUE. The venue for arbitration proceeding will be San Diego County, California.

10.4. COSTS AND EXPENSES. Initially, each party shall bear its own costs and expenses in any arbitration proceedings; however, costs and reasonable attorneys' fees shall be awarded to the prevailing party and paid by the non-prevailing party.

11. General Provisions.

11.1. NOTICES. Notices between the parties shall be in writing and shall be sufficient if delivered in any of the following methods:

A. personally delivered to the other party
B. sent by facsimile to the other party followed by a hard copy of the notice sent as otherwise provided in this section
C. delivered by a major commercial delivery service (e.g., Federal Express, UPS)
D. mailed by certified or registered mail (return receipt requested) to the party.

Each party's designated address is the address below that party's signature block. If not received sooner, notices by mail shall be deemed received five (5) days after deposit in the United States mail or delivery to the commercial delivery service.

11.2. ASSIGNMENT. Neither party shall assign their rights and obligations under this Agreement without the prior written consent of the other party.

11.3. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties relating to the rights granted and obligations assumed herein. This Agreement supersedes all proposals, negotiations, conversations, or discussions between the parties and all past dealing or industry custom. This Agreement shall control if provisions of any subordinate documents conflict with this Agreement.

11.4. BINDING ON SUCCESSORS. This Agreement shall bind and accrue to the benefit of Executive's heirs, executors, administrators or assigns, and Employers successors, assigns and licensees.

11.5. AMENDMENT AND WAIVER. The parties may amend any provision of this Agreement or the observance of any provision may be waived or excused only with the written consent of both parties. Either party's failure to enforce any provisions of this Agreement shall not be construed as a waiver of that party's right to enforce such provisions.

11.6. GOVERNING LAW. Regardless of the place of its physical execution, this Agreement shall in all respects be interpreted, construed and governed by the laws of the State of California. The venue for any action or proceeding concerning, involving, or relating to this Agreement shall be San Diego County, California.


                                EXHIBIT 10.2 - 4
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1217. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court having valid jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain enforceable.

11.8. FORCE MAJEURE. A party shall be temporarily excused from performing under this Agreement if any force majeure or other occurrence beyond the reasonable control of either party makes such performance impossible. The delayed party shall resume performance of its obligations with due diligence after the delaying event has subsided.

11.9. CONSTRUCTION. Headings and captions are for convenience only and not to be used in the interpretation of this Agreement. Whenever the context requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include the masculine, feminine, or neuter gender. No provision of this Agreement shall be construed against and interpreted to the disadvantage of any party because that party drafted this Agreement.

11.10. COUNTERPART COPIES. This Agreement may be signed in counterpart copies, each of which represents an original document, and all of which constitute a single document.

The parties, through their authorized representatives, execute this Agreement as of the date first written above.

EXECUTIVE:                            EMPLOYER:


By:  /s/ Thomas L. Collins            By:  /s/ Steven Racoosin
   --------------------------------      ------------------------------
    Thomas L. Collins                     Steven Racoosin
    13205 Vinter Way                      Chairman, World Waste of America, Inc.
    Poway, California 92064               5567 Calumet Avenue
                                          La Jolla, California 92037






















                                EXHIBIT 10.2 - 5